Exhibit 99.4

Questionnaire for Directors and Executive Officers of

AMAZE HOLDINGS INC.

Declaration and Signature

I hereby acknowledge that the answers to the foregoing questions are correct and complete to the best of my knowledge. If any changes in the information provided occur, I will notify the Company its counsel of such changes. I hereby consent to being named as a b or executive officer of the Company in the Company's securities disclosures or filings with the SEC.

Date:	December 31	, 2024

Signature:	/s/ Sandra Hawkins

Name:	Sandra Hawkins
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